Exhibit 99.1

ZymoGenetics Reports Fourth Quarter and Year End 2004 Financial Results; Highlights Include Pipeline Advancement, Strategic Transactions and Stronger Financial Position

    SEATTLE--(BUSINESS WIRE)--Feb. 10, 2005--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the fourth quarter and year ended December 31, 2004, which were consistent with its expectations. For the fourth quarter of 2004, the company reported a net loss of $23.4 million, or $0.41 per share, compared to a net loss of $17.3 million, or $0.34 per share, for the prior year period. For the year 2004, the company reported a net loss of $88.8 million, or $1.64 per share, compared to a net loss of $59.6 million, or $1.26 per share, for the prior year. The increased net loss reflects the company's increasing investment in its product candidates as they advance through the clinical development process.
    ZymoGenetics ended the year in a strong financial position, with $325 million of cash, cash equivalents and short-term investments. This amount includes $96 million received in the fourth quarter related to two major transactions: a strategic alliance with Serono S.A. and a license of recombinant Factor XIII to Novo Nordisk A/S.
    "The year 2004 was one of significant progress for ZymoGenetics, with our three internal product candidates being tested over the course of the year in a growing number of clinical indications," stated Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "Our alliances with Serono and Novo Nordisk have given us added financial strength and should enable us to discover more product candidates and push more candidates through development and commercialization."
    ZymoGenetics reported 2004 revenues of $35.7 million for the full year and $9.7 million for the fourth quarter, compared to $26.0 million and $5.8 million for the prior year and quarter, respectively. The 38% increase for the year 2004 primarily resulted from higher royalty and license fee revenues. Royalties increased due to higher sales of underlying products as well as favorable effects of exchange rate fluctuations. License fee revenues were higher as a result of transactions completed during the year with Novo Nordisk, Amgen and Serono.
    Research and development expenses in 2004 totaled $94.3 million for the full year and $25.4 million for the quarter, both of which increased from the $63.5 million and $17.0 million reported for the prior year and quarter, respectively. The increases were primarily attributable to increased clinical development costs, including those resulting from higher development staffing levels and external contracts for process development and manufacturing of the company's product candidates, as well as increased payments to Serono to cover the company's share of TACI-Ig development costs. Also contributing to the increases were cost reimbursements in the prior year earned from Novo Nordisk related to the preclinical development of IL-21, which were recorded as reductions to expense.
    General and administrative expenses in 2004 totaled $19.0 million for the year and $5.9 million for the quarter, both of which increased over amounts reported for the prior year and quarter of $15.8 million and $4.3 million, respectively. The increases reflect costs associated with compliance with the Sarbanes-Oxley Act of 2002; legal costs related to business development activities; state and local taxes related to transaction fees received; and growth in other areas supporting the company's business, particularly strategic marketing and human resources.
    The company's 2004 net loss reflected non-cash stock-based compensation expense of $9.3 million and $1.5 million for the year and fourth quarter, respectively.

    2004 Highlights

    During 2004, ZymoGenetics made the following significant advancements in its product development programs and other critical business areas:

    rhThrombin

    --  Completed a Phase 1 clinical study in spinal surgery

    -- Initiated and completed patient treatment in four Phase 2 clinical studies in spinal surgery, liver resection, peripheral artery bypass surgery, and formation of vascular access grafts for dialysis

    -- Presented initial results of the Phase 2 clinical study in spinal surgery

    -- Manufactured bulk drug substance at commercial scale for use in Phase 3 clinical trials

    TACI-Ig

    -- Completed a Phase 1 single-dose clinical trial in healthy volunteers, demonstrating safety, half-life and effects on B-cell function consistent with preclinical studies

    -- Initiated two Phase 1b clinical studies in rheumatoid arthritis and systemic lupus erythematosus patients

    -- Initiated Phase 1b clinical studies examining TACI-Ig as a potential treatment for B-cell cancers

    Interleukin-21

    -- Initiated a Phase 1 clinical trial examining IL-21 as a potential treatment for metastatic melanoma and renal cell carcinoma

    -- Demonstrated in preclinical studies the potential synergy between IL-21 and anti-cancer monoclonal antibodies

    Business Development

        -- Completed a strategic alliance with Serono designed to increase research and development throughput, while reducing funding requirements and maintaining the right to 50% of U.S. profits from products co-developed

        -- Completed a license of rFactor XIII to Novo Nordisk, increasing the potential value of the program and retaining substantial economic interest

        -- Signed a license agreement with Amgen for exclusive worldwide rights to patents covering a metabolic disease target discovered using ZymoGenetics' genomics-based discovery platform.

        -- Generated, in the aggregate including the agreements named above, over $110 million of cash received from transaction fees and related equity investments

    Other

    -- Completed construction of a 45,000 square-foot facility expansion, which includes a pilot-scale facility for the GMP manufacture of products to supply future clinical trials

    -- Hired Douglas E. Williams, Ph.D. as Executive Vice President, Research and Development and Chief Scientific Officer

    --  Appointed James A. Harper, former Group Vice President of
        Global Marketing and Sales at Eli Lilly, to the board of directors

    Outlook for 2005

    The Company has established a series of milestones for 2005, including the following:

    -- Complete the analysis of rhThrombin Phase 2 data and present initial findings in the first quarter

    -- Initiate a Phase 3 pivotal study of rhThrombin as a topical surgical hemostat in the second half of the year

    -- Complete the ongoing Phase 1b studies of TACI-Ig in rheumatoid arthritis and systemic lupus erythematosus in the second half of the year

    -- Establish a maximum tolerated dose and complete the ongoing Phase 1 study of IL-21 in metastatic melanoma and renal cell carcinoma

    --  Present interim results of the IL-21 Phase 1

    -- File an Investigational New Drug application in the second half of the year to test IL-21 in combination with Rituxan(R)

    "With the planned start of rhThrombin Phase 3 pivotal studies later this year, we expect to take a big step toward our goal of commercializing therapeutic proteins," commented Douglas E. Williams, Ph.D., Executive Vice President and Chief Scientific Officer of ZymoGenetics. "We believe we have the potential to generate clinical proof of concept data in 2005 that demonstrate the exciting medical promise of TACI-Ig and IL-21, the first two novel, proprietary proteins to emerge from our genomics-based discovery engine."

    2005 Financial Expectations

    The company expects that a number of factors will contribute to increased research and development expenses in 2005. These factors include:

    -- costs of expanded clinical trial activity for ongoing product development programs;

    -- increased staffing to support the advancing programs, particularly in the clinical, medical, regulatory, manufacturing and quality areas; and

    -- costs of operating the company's new pilot-scale manufacturing facility.

    Partially offsetting these factors, the Company has shifted the manufacture of rhThrombin registration lots from late 2005 into early 2006. As a result, the company believes that its total research and development expenses in 2005 will increase by less than 10%. General and administrative expenses are expected to increase by up to 25% in 2005, reflecting the company's increasing investment in market research and pre-launch planning for rhThrombin. Revenues are expected to slightly exceed those reported in 2004. The company estimates that its 2005 net loss will fall within the range of $80 million to $90 million, or $1.38 to $1.55 per share. These estimates to do not reflect non-cash stock option compensation expense to be recorded pursuant to recently issued accounting rules. The company anticipates recording this expense beginning in the third quarter of 2005.
    Besides funding its net operating loss in 2005, the company expects to incur capital expenditures of approximately $6 million to $8 million in 2005. Overall net usage of cash in 2005 is expected to approximate the net loss, thus enabling the company to end the year with over $230 million in cash and investments.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.
    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics' public filings with the Securities and Exchange Commission, including ZymoGenetics' Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.




                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------
                                   (unaudited)
Revenues:
 Royalties                       $3,106    $2,311   $11,288    $9,397
 Option fees                      2,558     1,875     8,183     7,500
 License fees and milestone
  payments                        4,053     1,605    16,223     9,060
                               --------- --------- --------- ---------
          Total revenues          9,717     5,791    35,694    25,957
Operating expenses:
 Research and development,
  excluding noncash
   stock-based compensation      25,415    16,989    94,287    63,461
 General and administrative,
  excluding noncash
   stock-based compensation       5,854     4,253    19,007    15,846
 Noncash stock-based
  compensation expense            1,474     1,683     9,295     7,054
                               --------- --------- --------- ---------
          Total operating
           expenses              32,743    22,925   122,589    86,361
                               --------- --------- --------- ---------
Loss from operations            (23,026)  (17,134)  (86,895)  (60,404)
Other income (expense), net        (366)     (143)   (1,861)      833
                               --------- --------- --------- ---------
Net loss                       $(23,392) $(17,277) $(88,756) $(59,571)
                               ========= ========= ========= =========
Basic and diluted net loss per
 share                           $(0.41)   $(0.34)   $(1.64)   $(1.26)
                               ========= ========= ========= =========
Weighted-average number of
 shares used in
 computing net loss per share    56,932    51,113    54,157    47,317
                               ========= ========= ========= =========

                            BALANCE SHEETS
                            (in thousands)

                                                      December 31,
                                                   -------------------
                                                      2004      2003
                                                   --------- ---------

Cash, cash equivalents and short-term investments  $324,998  $299,892
Other current assets                                  9,512     8,652
Property and equipment, net                          71,960    62,341
Other assets                                          5,714     5,024
                                                   --------- ---------

Total assets                                       $412,184  $375,909
                                                   ========= =========

Current liabilities                                 $37,149   $21,131
Lease obligations                                    66,085    50,629
Construction advance from landlord                       --     7,918
Other non-current liabilities                        30,400     8,316
Shareholders' equity                                278,550   287,915
                                                   --------- ---------

Total liabilities and shareholders' equity         $412,184  $375,909
                                                   ========= =========



    CONTACT: ZymoGenetics
             Investor Relations
             John Calhoun, MD, MBA
             Director, Corporate Communications & Investor Relations
             206-442-6744
             OR
             Media Relations
             Susan W. Specht, MBA
             Corporate Communications Manager
             206-442-6592